Exhibit 99.1

[NaPro BioTherapeutics logo appears here]		630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel: (212) 319-2800 Fax: (212) 319-2808
6304 Spine Road, Unit A Boulder, Colorado 80301 Tel: (303) 516-8500 Fax: (303) 530-1296
Contact: NaPro BioTherapeutics, Inc. L. Robert Cohen Vice President, Investor Relations (212) 218-8715

Investors: Lilian Stern Stern Investor Relations (212) 362-1200	Media: Linda Dyson Signova (973) 761-4987

For Immediate Release

NaPro BioTherapeutics Announces Improved First Quarter 2003 Financial Results

Improved Gross Margins Combine with Cost Cutting Measures to Help Drive a 58% Reduction in Period Loss

Boulder, CO, May 15, 2003 — NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced the results of operations for the first quarter, ended April 2, 2003.

NaPro reported improved financial performance for the first quarter of 2003. Sales were $6.9 million as compared with $6.7 million in the first quarter 2002. Cost cutting measures combined with improved manufacturing margins helped reduce the net loss for the quarter to a total of $2.8 million, or $0.09 per share, from a loss of $6.7 million, or $0.23 per share for the first quarter 2002.

“During the first quarter we continued to realize increased manufacturing efficiencies in our paclitaxel business unit resulting in higher gross margins,” stated Leonard P. Shaykin, NaPro’s Chairman and Chief Executive Officer. “During the quarter we also made significant progress in realigning the assets of the Company to support the development of our proprietary therapeutic programs — Targeted Oncology and Gene Editing.”

First Quarter Achievements

NaPro Continues Expense Reduction and Revenue Generating Strategies

Sold Technical and Analytical Services Group

In March NaPro sold its technical and analytical services group to ChromaDex, Inc., a privately-held supplier of phytochemical reference standards for the nutraceutical, dietary supplement and functional food industries. Under the terms of the transaction, ChromaDex acquired specific physical and real estate assets, and approximately twenty NaPro employees will be transferred to ChromaDex. In addition, NaPro became a shareholder in ChromaDex. It is estimated that this transaction will reduce the Company’s annual burn rate by more than $2.0 million.

Announced Intention to Sell Paclitaxel Business

Shortly after the close of the quarter, on April 9th, NaPro announced plans to sell its worldwide generic paclitaxel business and use the proceeds of the sale both to retire debt and to accelerate the development of proprietary therapeutic products based upon the Company’s Targeted Oncology and Gene Editing technologies. The sale process of the paclitaxel business is proceeding as planned.

NaPro Advances Both Therapeutic Programs with Strategic Agreements and Research

Strengthened Targeted Oncology Platform

In March, NaPro announced an exclusive licensing agreement with The University of Texas M.D. Anderson Cancer Center in Houston for rights to their proprietary HN-1 peptide delivery technology. This license enhances NaPro’s in-licensed and internally developed Targeted Oncology platform. Preclinical studies demonstrate that this linked peptide system targets squamous cell carcinomas of the head and neck. NaPro is advancing work on a number of HN-1 linked compounds with the assistance of M.D. Anderson. As part of the agreement, NaPro is funding research at M.D. Anderson and will pay royalties on future sales.

Acquired Genomic Tools Business

The purchase of Pangene’s Gene Isolation business augmented NaPro’s existing genomics service business. The Company is currently commercializing these molecular tools in its research and genomics services.

Validated Utility of Gene Editing Technology

A series of studies conducted by Eric B. Kmiec Ph.D. and colleagues at the University of Delaware utilizing NaPro’s Gene Editing technology was highlighted in three peer-reviewed scientific journals: Genetics, Nucleic Acids Research and Biomolecular Engineering. These studies further confirm the utility of NaPro’s Gene Editing technology for a wide range of molecular research, as well as for potential therapeutic applications.

About NaPro BioTherapeutics

NaPro BioTherapeutics, Inc., is a life science company focused in two distinct areas: the development and in-licensing of targeted anti-cancer agents and the development of genomic therapies, primarily through the use of “gene editing” with additional applications in diagnostics, agribiotechnology, and pharmacogenomics.

The statements in this news release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions as of the date of this news release, based on currently available information. Such forward looking statements include statements regarding the potential of the paclitaxel business and the sale of the paclitaxel business, continued cost savings as a result of restructuring and other activities, the success of the genomics tools business and the success of the Company’s development activities in the targeted oncology and gene editing areas. Forward looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipated,” “expected” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to risks associated with development of the gene editing and oncology technologies and businesses, including competition from Bristol-Myers Squibb Company, other producers of paclitaxel, and other competitors in the genomics and oncology fields, delays with or non-approval from regulatory authorities, limitations on the ability to market products because of the intellectual property rights of third parties, the amount and timing of paclitaxel sold to our marketing partners, the amount and timing of sales of genomics tools and services, technological advances in cancer treatment and drug development that may make paclitaxel and/or our future products obsolete, the ability to obtain maintain and enforce patents, and the risk that developments in the company’s business will require new investment that may offset the expected expense reductions. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company’s documents filed from time to time with the Securities and Exchange Commission, which are incorporated by reference, including the Company’s Annual Report on Form 10-K and 10-K/A for the year ending December 31, 2002 filed with the Securities and Exchange Commission on March 27 and April 30, 2003. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

NaPro BioTherapeutics, Inc.

Balance Sheets

(In thousands)

	April 2, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,594	$6,762
Accounts receivable, net of allowance for doubtful accounts	7,026	9,340
Inventory	7,723	9,397
Prepaid expense and other current assets	1,209	977

Total current assets	22,552	26,476
Property, plant and equipment, net	13,294	13,731
Inventory—raw materials	5,891	3,781
Other assets	1,633	1,340

Total assets	$43,370	$45,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$8,484	$7,633
Notes payable-long term	19,901	19,861
Deferred income-long term	5,607	5,887
Convertible debentures	5,283	5,151
Total stockholders’ equity	4,095	6,796

Total liabilities and stockholders’ equity	$43,370	$45,328

NaPro BioTherapeutics, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	April 2, 2003	March 31, 2002
Product sales	$6,888	$6,736

Expenses:
Cost of sales	3,334	7,100
Research and development	2,637	3,761
General and administrative	3,422	2,576

	9,393	13,437

Operating loss	(2,505)	(6,701)

Other income (expense):
License fee income	280	350
Interest income	29	69
Interest expense	(554)	(381)

Net loss	$(2,750)	$(6,663)

Basic and diluted loss per share	$(0.09)	$(0.23)

Weighted average shares outstanding	29,937	29,088